Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222986

CNL STRATEGIC CAPITAL, LLC

SUPPLEMENT NO. 18 DATED JANUARY 21, 2020

TO THE PROSPECTUS DATED APRIL 16, 2019

We are providing this supplement to you in order to supplement our prospectus dated April 16, 2019 (as supplemented to date, the “Prospectus”). This supplement provides information that shall be deemed part of, and must be read in conjunction with, the Prospectus. Capitalized terms used in this supplement have the same meanings in the Prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “Company” refer to CNL Strategic Capital, LLC.

Before investing in our shares you should read the entire Prospectus and this supplement, and consider carefully our investment objectives, risks, fees and expenses. You should also carefully consider the information disclosed in the section of the Prospectus captioned “Risk Factors” before you decide to invest in our shares.

The purpose of this supplement is to disclose the following:

•	to extend the Offering until March 7, 2021;
•	to disclose the Company's net asset value for the month ended December 31, 2019;
•	to disclose the adjusted per share public offering price for each class of our shares, effective as of January 28, 2020, the date which is five business days after this supplement is filed with the Securities and Exchange Commission; and
•	to disclose information about our distributions.

Extension of our Public Offering

On January 21, 2020, our board of directors (the “Board”) approved an extension of this current public offering (the “Offering”) until March 7, 2021. Subject to requirements under the Securities Act and the applicable state securities laws of any jurisdiction, we intend to conduct this offering until March 7, 2021. However, we reserve the right to further extend the outside date of this offering in our sole discretion.

Determination of Net Asset Value for the month ended December 31, 2019

On January 21, 2020, the Company’s Board determined the Company’s net asset value per share for each share class in a manner consistent with the Company’s valuation policy, as described under "Determination of Net Asset Value" in the Prospectus. Class FA shares are not being offered in the Company’s Offering. The following table provides the Company’s aggregate net asset value and net asset value per share for its Class FA, Class A, Class T, Class D, and Class I shares as of December 31, 2019:

Month Ended December 31, 2019	Class FA	Class A	Class T	Class D	Class I	Total
Net Asset Value	$117,637,467	$18,008,048	$5,366,259	$8,053,103	$25,218,014	$174,282,891
Number of Outstanding Shares	4,255,548	669,141	198,662	302,632	928,848	6,354,831
Net Asset Value, Per Share	$27.64	$26.91	$27.01	$26.61	$27.15

We have also posted this information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain this information by calling us by telephone at (866) 650-0650.

Public Offering Price Adjustment

On January 21, 2020, the Board also approved the new per share public offering price for each share class in the Offering. The new public offering prices will be effective as of January 28, 2020 and will be used for the Company’s next monthly closing for subscriptions on January 31, 2020. As of the date of this supplement, all references throughout the Prospectus to the per share public offering price for each share class available in the Offering are hereby updated to reflect the new per share public offering prices stated in the table below. The purchase price for Class A, Class T, Class D, and Class I shares purchased under our distribution reinvestment plan will be equal to the net asset value per share as of December 31, 2019. The following table provides the new public offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Offering:

	Class A	Class T	Class D	Class I
Public Offering Price, Per Share	$29.41	$28.36	$26.61	$27.15
Selling Commissions, Per Share	$1.76	$0.85
Dealer Manager Fees, Per Share	$0.74	$0.50

We have also posted this information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain this information by calling us by telephone at (866) 650-0650.

Declaration of Distributions

On January 21, 2020, the Board declared cash distributions on the outstanding shares of all classes of our common shares based on a monthly record date, as set forth below:

Distribution Record Date	Distribution Payment Date	Declared Distribution Per Share for Each Share Class
		Class FA	Class A	Class T	Class D	Class I
February 27, 2020	March 10, 2020	$0.104167	$0.104167	$0.083333	$0.093750	$0.104167